EXHIBIT 10.6
ATHERSYS, INC.
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) is made as of [[GRANTDATE]] (the “Date of Grant”) by and between Athersys, Inc., a Delaware corporation (the “Company”) and [[FIRSTNAME]] [[LASTNAME]] (“Grantee”) with respect to the grant of Restricted Stock Units by the Company to the Grantee pursuant to the Athersys, Inc. 2019 Equity and Incentive Compensation Plan (the "Plan").

In consideration of the Grantee's acceptance of the terms and conditions of this Agreement, and subject to the terms of this Agreement and the Plan, the Company hereby makes the following grant of Restricted Stock Units to Grantee.

AGREEMENT:

1.    Grant of Restricted Stock Units. The Company hereby grants to the Grantee the number of Restricted Stock Units that are shown on Exhibit A of this Agreement (the “Restricted Stock Units”) as the “Original Award.” Each Restricted Stock Unit shall represent the contingent right to receive one Common Share ("Share").

2.    Restriction on Transfer. The Restricted Stock Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee. Any purported transfer, encumbrance or other disposition of the Restricted Stock Units that is in violation of this Agreement shall be null and void, and the other party to such purported transaction shall not obtain any rights to or interest in the Restricted Stock Units.

3.    Vesting. (a) The Restricted Stock Units will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof upon the occurrence of the dates and percentages as set forth on Exhibit A.

(b)    Notwithstanding the provisions of Section 3(a), all of the Restricted Stock Units subject to this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof upon any Change in Control that occurs while the Grantee is employed by or serving as a director of the Company or any Subsidiary.

(c)    Notwithstanding the provisions of Section 3(a), all of the Restricted Stock Units subject to this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof if the Grantee dies or becomes permanently disabled while employed by or serving as a director of the Company or a Subsidiary after the Date of Grant.

4.    Termination of Rights and Forfeiture of Shares. Except for Restricted Stock Units that have become nonforfeitable pursuant to Section 3, all of the Restricted Stock Units will be forfeited if the Grantee ceases to be an employee or director of the Company and its Subsidiaries at any time prior to the last nonforfeitable date set forth on Exhibit A.

5.    Dividend, Voting and Other Rights. Grantee shall have no rights of ownership in the Shares underlying the Restricted Stock Units and shall have no right to vote such Shares until the date on which the Shares are transferred to Grantee pursuant to Section 6. Dividend equivalents representing any dividends that may be paid on the Shares underlying the Restricted Stock Units shall be automatically deferred and reinvested in additional Shares. Any additional Restricted Stock Units or Shares or other securities that the Grantee may become entitled to receive under the Plan pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the Restricted Stock Units or the Shares underlying the Restricted Stock Units as of the Date of Grant.

6.    Payment of Restricted Stock Units. To the extent that Restricted Stock Units become nonforfeitable pursuant to Section 3 above, Shares underlying such Restricted Stock Units shall be issued or transferred to Grantee no later than sixty (60) days after the date on which the Restricted Stock Units become nonforfeitable, except as otherwise provided in Section 11. Notwithstanding the foregoing, in the case of a Change in Control that occurs as a result of either a sale of the stock of the Company or a merger, settlement of Restricted Stock Units that become vested upon such Change in Control will be made in Shares, unless otherwise specified in the definitive agreement for such Change in Control.

7.    Adjustments. The Restricted Stock Units and the Shares, and the terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 12 of the Plan.

8.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state and other applicable securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Restricted Stock Units or Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

9.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Restricted Stock Units hereunder.

10.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

11.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by the Grantee or another person under this Agreement, the Grantee agrees that the Company will withhold any taxes required to be withheld by the Company under federal, state, local or foreign law from the Shares in an amount sufficient to satisfy the minimum statutory withholding amount permissible. The Shares so retained shall be credited against any such withholding requirement at the market value of such Common Shares on the date of such withholding. In no event will the market value of the Common Shares to be withheld pursuant to this Section 11 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld. Instead of requiring the Grantee to surrender Shares as described above, the Committee may, in its discretion, (a) require the Grantee to remit to the Company on the date on which the Restricted Stock Units vest cash in an amount sufficient to satisfy the minimum applicable required withholding taxes and social security contributions related to such vesting, or (b) require the Company to deduct from his regular salary payroll cash, on a payroll date following the date on which the Restricted Stock Units vest, an amount sufficient to satisfy such obligations.

12.    Right to Terminate Relationship. No provision of this Agreement will limit in any way whatsoever any right that the Company or Stockholders may otherwise have to terminate the employment or directorship of the Grantee at any time.

13.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any insurance coverage available to any beneficiary under any insurance plan covering employees or non-employee directors of the Company or a Subsidiary.

14.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

15.    Successors and Assigns. Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

17.    Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: President, and any notice to Grantee shall be addressed to said Grantee at Grantee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

18.    Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Delaware without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.    Compliance with or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent.

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Executed in the name and on behalf of the Company, at 3201 Carnegie Avenue, Cleveland, Ohio, 44115, as of the [[GRANTDATE]].

ATHERSYS, INC.

___________________________________
Name:
Title:

The undersigned Grantee hereby accepts the Restricted Stock Units evidenced by this Restricted Stock Unit Agreement on the terms and conditions set forth herein and in the Plan.

Dated: [[GRANTDATE]]

[[FIRSTNAME]] [[LASTNAME]]

EXHIBIT A

Participant Name:            [[FIRSTNAME]] [[LASTNAME]]
Restricted Stock Units Granted:    [[RSUSGRANTED]]
Award Type:                [[GRANTTYPE]]

Vesting Schedule:
[[ALLVESTSEGS]]